SUNAMERICA STYLE SELECT SERIES, INC.

                             ARTICLES SUPPLEMENTARY

                  SUNAMERICA STYLE SELECT SERIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: (a) The Board of Directors of the Corporation has duly divided and classified one hundred million (100,000,000) unissued shares of the authorized Common Stock, par value $.0001 per share, of the Corporation as a series designated the "Focused TechNet Portfolio." The Focused TechNet Portfolio shall have four classes of shares, designated Class A, Class B, Class C and Class II, consisting, until further changed, of twenty-five million (25,000,000) Class A shares, twenty-five million (25,000,000) Class B shares, twenty-five million (25,000,000) Class C shares and twenty-five million (25,000,000) Class II shares.

                          (b) The  preferences,  conversion  and  other  rights,
voting powers, restrictions, limitation as to dividends, qualifications, and other terms and conditions of redemptions of the Class A and Class B shares of the Focused TechNet Portfolio are set forth in the Charter of the Corporation. The preferences, conversion and other rights, voting powers, restrictions, limitation as to dividends, qualifications, and other terms and conditions of redemptions of the Class C and Class II shares of the Focused TechNet Portfolio are set forth below.

                  SECOND: Except to the extent provided otherwise by the Charter of the Corporation, the Class C and Class II shares of the Focused TechNet Portfolio, and of any other series of Common Stock of the Corporation (unless otherwise provided in the articles supplementary or other charter document classifying or reclassifying such shares), shall represent an equal proportionate interest in the assets belonging to that series (subject to the liabilities of that series) and each share of a particular series shall have identical voting, dividend, liquidation and other rights; PROVIDED, HOWEVER, that notwithstanding anything in the Charter of the Corporation to the contrary:

                  (i) The Class C and Class II shares of a particular series may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940 and the Conduct Rules adopted by the National Association of Securities Dealers, Inc.;

                  (ii) Expenses, costs, charges and other liabilities which are determined by or under the supervision of the Board of Directors to be attributable to the Class C and Class II shares of a particular series may be charged to that class and appropriately reflected in the net asset value of, or dividends payable on, the Class C and Class II shares of that series; and

                  (iii) Class C and Class II shares of a particular series may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.

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                  THIRD:  The  foregoing   amendments  to  the  Charter  of  the
Corporation do not increase the authorized capital stock of the Corporation.

                  FOURTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

                  IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on this 22nd day of May, 2000.


                                          SUNAMERICA STYLE SELECT SERIES, INC.


                                          By: /s/ Peter A. Harbeck
                                              ------------------------
                                              Name:  Peter A. Harbeck
                                              Title:  President

ATTEST:

/s/ Peter E. Pisapia
---------------------------
Peter E. Pisapia
Assistant Secretary